Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Canopy Growth Corporation

We consent to the use of our report dated June 22, 2023, on the consolidated financial statements of Canopy Growth Corporation (the “Company”), before the effects of the retrospective adjustments relating to the share consolidation and the reporting of discontinued operations as described in Notes 2 and 6, respectively, which comprise the consolidated balance sheet as of March 31, 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes, which is incorporated by reference, and to the references to our firm under the headings “Experts” in the Company’s Post-Effective Amendment No. 1 to Form S-3 Registration Statement dated May 29, 2025.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 29, 2025

Ottawa, Canada